Exhibit 99.1

Relay Therapeutics Reports Fourth Quarter and Full Year 2020 Financial Results and Operational Highlights

Advanced two programs, RLY-1971 and RLY-4008, into clinical development, and on track to initiate IND enabling studies with PI3Kα mutant selective inhibitor in 2021

Entered into a global collaboration with Genentech for the development and commercialization of RLY-1971

Continued to advance three additional oncology preclinical programs and extended work outside of oncology into genetic diseases with two preclinical programs

$678.1 million in cash, cash equivalents and marketable securities at end of 2020, with the $75 million upfront payment received from Genentech in 2021, expected to fund operations into 2024

Cambridge, MA – March 25, 2021 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading edge experimental and computational technologies, today reported fourth quarter and full year 2020 financial results and operational highlights.

“2020 was a transformational year for Relay Therapeutics. We successfully advanced multiple programs into the clinic, evolved our platform, expanded our strong team and completed a successful IPO,” said Sanjiv Patel, M.D., president and chief executive officer. “While the last few years were spent validating our approach of combining leading edge computational and experimental techniques to create potentially life-saving therapies for patients, the next chapter will be about extending our platform leadership and delivering meaningful clinical results to support the success of our programs. 2021 will be a critical year of execution as we advance our mission of transforming drug discovery to address some of the most devastating diseases.”

2020 Corporate Highlights

•	Initiated first-in-human clinical studies for RLY-1971 (SHP2 inhibitor) and RLY-4008 (FGFR2 inhibitor)
•	Progressed PI3Kα mutant selective program into late lead optimization
•	Continued to advance three additional precision oncology programs through preclinical development
•	Expanded research efforts into genetic diseases with two preclinical programs
•	Strengthened the balance sheet with $460 million gross proceeds raised in an initial public offering

•	Announced a worldwide license and collaboration agreement with Genentech, Inc., a member of the Roche Group, for the development and commercialization of RLY-1971

2021 Anticipated Milestones

•	Present preclinical data for RLY-4008 at the American Association for Cancer Research (AACR) Annual Meeting 2021
•	Announce initial clinical data for RLY-4008 in the second half of 2021
•	Genentech to initiate RLY-1971 and GDC-6036 (KRAS G12C inhibitor) combination trial
•	Enter IND-enabling studies for PI3Kα mutant selective inhibitor and provide program update

Fourth Quarter and Full Year 2020 Financial Results

Cash, Cash Equivalents and Investments: As of December 31, 2020, cash, cash equivalents and investments totaled approximately $678.1 million, compared to $355.8 million as of December 31, 2019. The Company expects its current cash and cash equivalents, including the $75 million upfront payment received from Genentech in 2021, will be sufficient to fund its current operating plan into 2024.

R&D Expenses: Research and development expenses were $32.1 million for the fourth quarter of 2020, as compared to $22.4 million for the fourth quarter of 2019. This increase was primarily due to $7.4 million of increased employee related costs, including $5.7 million of additional share-based compensation expense, primarily due to increases in our stock price and increased headcount, and $2.3 million in increased clinical trial expenses. Research and development expenses were $99.9 million for the full year 2020, as compared to $70.3 million for the full year 2019.

G&A Expenses: General and administrative expenses were $15.5 million for the fourth quarter of 2020, as compared to $3.4 million for the fourth quarter of 2019. This increase was primarily due to $9.1 million of increased employee related costs, including $7.5 million of additional share-based compensation expense, primarily due to increases in our stock price and increased headcount, as well as $3.0 million of increased general expenses, primarily driven by public company related costs. General and administrative expenses were $38.6 million for the full year 2020, as compared to $13.7 million for the full year 2019.

Net Income/Loss: Net income was $35.3 million for the fourth quarter of 2020, as compared to a net loss of $23.9 million for the fourth quarter of 2019. Net loss was $52.4 million for the full year 2020, or a net loss per share of $5.40, as compared to a net loss of $75.3 million for the full year 2019, or a net loss per share of $21.82.

About Relay Therapeutics

Relay Therapeutics® (Nasdaq: RLAY) is a clinical-stage precision medicines company transforming the drug discovery process with the goal of bringing life-changing therapies to patients. Built on unparalleled insights into protein motion and how this dynamic behavior relates to protein function, Relay Therapeutics aims to effectively drug protein targets that have previously been intractable, with an initial focus on enhancing small molecule therapeutic discovery in targeted oncology. The Company’s Dynamo™ platform integrates an array of leading-edge experimental and computational approaches to provide a differentiated understanding of protein structure and motion to drug these targets. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the Company’s strategy, business plans and focus; the progress and timing of updates on the clinical development of the programs across the Company’s portfolio, including the timing of the Company’s first expected data readout for RLY-4008, ability to enter IND-enabling studies for its PI3Kα mutant selective inhibitor program, expected therapeutic benefits of its programs, presentation of additional data at upcoming scientific conferences and other preclinical data in 2021, ability to optimize the impact of collaborations on the Company’s programs, including but not limited to the Company’s collaboration with Genentech and the expected initiation of the RLY-1971 and GDC-6036 (KRAS G12C inhibitor) combination trial, expectations regarding the Company’s use of capital, expenses, future accumulated deficit and other financial results during 2021 and in the future, and the Company’s ability to fund operations through at least 2024. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our clinical trials, strategy and future operations; the delay of any current or planned clinical trials or the development of the Company’s drug candidates; the risk that the results of our clinical trials may not be predictive of future results in connection with future clinical trials; the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Company’s planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property.  These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ Annual Report on Form 10-K expected to be filed on or about March 25, 2021, its most recent Quarterly Report on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:
Pete Rahmer

Senior Vice President, Corporate Affairs and Investor Relations

617-322-0715

prahmer@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue:
License revenue	$82,654	$—
Total revenue	82,654	—
Operating expenses:
Research and development expenses	99,862	70,306
General and administrative expenses	38,588	13,742
Total operating expenses	138,450	84,048
Loss from operations	(55,796)	(84,048)
Other income (expense):
Interest income	3,400	8,801
Other expense	(16)	(58)
Total other income (expense), net	3,384	8,743
Net loss	$(52,412)	$(75,305)
Deemed dividend resulting from extinguishment upon modification of series C preferred stock	(177,789)	—
Net loss attributable to common stockholders	$(230,201)	$(75,305)
Net loss attributable to common stockholders per share, basic and diluted	$(5.40)	$(21.82)
Weighted average shares of common stock, basic and diluted	42,619,582	3,450,500
Other comprehensive income (loss):
Unrealized holding gain (loss)	(261)	325
Total other comprehensive income (loss)	(261)	325
Total comprehensive loss	$(52,673)	$(74,980)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31, 2020	December 31, 2019
Cash, cash equivalents and investments	$678,061	$355,816
Working capital (1)	756,468	348,550
Total assets	799,829	393,068
Total liabilities	36,536	35,725
Convertible preferred stock	—	537,781
Total stockholders’ equity (deficit)	763,293	(180,438)
Restricted cash	878	878

(1)	Working capital is defined as current assets less current liabilities.